Exhibit 99.1

China North East Petroleum Receives NYSE Notice of Delisting for Alleged Failure to Satisfy a Continued Listing Rule or Standard

HARBIN, CHINA and NEW YORK, April 11, 2012 – China North East Petroleum Holdings Limited (the “Company”) (NYSE Amex: NEP), announced that it has received a letter dated April 4, 2012 from NYSE Regulation, Inc. in which NYSE Staff allege the Company no longer complies with NYSE’s continued listing standards as set forth in the Company Guide and its securities are, therefore, subject to delisting from the NYSE.

In general, the NYSE allegations primarily relate to issues concerning documentation and disclosures for transactions between the Company and related parties, including those identified in the John Lees & Associates report to the Company, dated July 2010, and the failure of the Company to file its Form 10-K for 2011 on time.  Additional information regarding the April 4, 2012 letter from NYSE can be found in the Company’s filing on form 8-K made today with the SEC.

The Company intends to appeal the attempted delisting before the Listing Qualifications Panel of the NYSE and will on or before April 11, 2012, submit a formal request for hearing before the Listing Qualifications Panel (the “Panel”).  According to NYSE, hearings on such matters are scheduled within 45 days of the date the request for hearing is submitted.  After the hearing, the Company understands that the Panel will issue a written decision (the "Panel Decision").  Should the Company disagree with the Panel Decision, the Company may seek review of the Panel Decision by the Committee on Securities.

There can be no assurance that the Panel will grant the Company's request for continued listing on the NYSE Amex.

About China North East Petroleum

China North East Petroleum Holdings Limited is an independent oil company that engages in the production of crude oil in Northern China. The Company is a pioneer in China's private oil exploration and production industry, and the first Chinese non-state-owned oil company trading on the NYSE Amex.

The Company has a guaranteed arrangement with the PetroChina to sell its produced crude oil for use in the China marketplace. The Company currently operates five oilfields in Northern China. For more information about the Company, please visit http://www.cnepetroleum.com.

For more information, please contact:

China North East Petroleum Investor Relations Department
Tel: +1-646-308-1707